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                                                                    EXHIBIT 99.1

                                [BFI LETTERHEAD]
                                                    Analysts Contact: Tod Holmes
                                                                  (281) 870-7161
                                                    Media Contact: Maureen Allen
                                                                  (281) 870-7456

                                                                       BFI 97-16
                                                           FOR IMMEDIATE RELEASE

BFI REPORTS FINAL RESULTS OF DUTCH AUCTION
STOCK REPURCHASE PROGRAM

HOUSTON, Texas (October 9, 1997) -- Browning-Ferris Industries, Inc. (NYSE-BFI) today reported the final results of its Dutch auction stock repurchase program which expired October 1, 1997.

BFI accepted for purchase 15 million shares at a price of $39.00 per share. The tender offer was oversubscribed, with approximately 33.8 million shares properly tendered and not withdrawn at or below $39.00 per share. Nearly 10 million of these shares were tendered on an "all-or-none" conditional basis and will not be purchased, affecting the preliminary proration factor provided by the depositary, First Chicago Trust Company of New York. A final proration factor of 63 percent applies to all shares tendered, except "odd-lot" shares.

The company indicated that the depositary for the offer will commence issuing payment today for shares accepted under the offer. Shares not purchased in the offer will be promptly returned.

The company will purchase approximately $585 million of common stock in the Dutch auction which is the first phase of a two-part program to buy back $1 billion of its stock. The Dutch auction tender offer was launched on September 4, 1997 for up to 15 million common shares at a purchase price of not greater than $39.00 nor less than $34.00. The second phase of this program, approximately $415 million in open market purchases of common stock or automatic common exchange security units, commonly referred to as ACES (NYSE-BFE), is expected to be completed by September 30, 1998.

Browning-Ferris Industries, Inc., a leading international waste services company, provides collection, recycling and disposal of residential, commercial, industrial and medical waste.